Exhibit 21

List of Subsidiaries

Entity Name	Place of Incorporation	Ownership % as of December 31, 2021
BridgeBio Pharma LLC	Delaware	100.0%
Adrenas Therapeutics, Inc.	Delaware	98.8%
Aspa Therapeutics, Inc.	Delaware	97.3%
Audition Therapeutics, Inc.	Delaware	46.7%
BB Square Capital Investors I, LP	Delaware	100.0%
BB Square Capital, LLC	Delaware	100.0%
BB Square Holdings, LLC	Delaware	100.0%
BB Square Investors GP I, LLC	Delaware	100.0%
BB Square LP Investment, LLC	Delaware	100.0%
BridgeBio Chemistry, Inc.	Delaware	100.0%
BridgeBio Gene Therapy LLC	Delaware	100.0%
BridgeBio Gene Therapy Research, Inc.	Delaware	100.0%
BridgeBio Services, Inc.	Delaware	100.0%
Calcilytix Therapeutics, Inc.	Delaware	100.0%
Cantero Therapeutics, Inc.	Delaware	94.5%
CoA Therapeutics, Inc.	Delaware	99.9%
Contour Therapeutics LLC	Delaware	70.0%
Cyan Therapeutics, Inc.	Delaware	100.0%
DTD Therapeutics, Inc.	Delaware	100.0%
Eidos Therapeutics, Inc.	Delaware	100.0%
Ferro Therapeutics, Inc.	Delaware	98.3%
G Protein Therapeutics. Inc.	Delaware	93.0%
ML Bio Solutions Inc.	Delaware	72.4%
Molecular Skin Therapeutics, Inc.	Delaware	90.9%
Navire Pharma, Inc.	Delaware	79.5%
Origin Biosciences, Inc.	Delaware	99.9%
PellePharm, Inc.	Delaware	43.2%
Phoenix Tissue Repair, Inc.	Delaware	85.6%
Portal Therapeutics, Inc.	Delaware	99.5%
QED Therapeutics, Inc.	Delaware	98.9%
Shift Therapeutics, Inc.	Delaware	83.1%
Sub20, Inc.	Delaware	100.0%
Sub21, Inc.	Delaware	98.0%
Sub22, Inc.	Delaware	97.0%
TheRas, Inc.	Delaware	99.8%
Venthera, Inc.	Delaware	95.7%
BridgeBio Pharma Canada, ULC	Canada	100.0%
BridgeBio Pharma Cayman	Cayman Islands	100.0%
BridgeBio Pharma (HK) Limited	Hong Kong	100.0%
BridgeBio Europe B.V.	Netherlands	100.0%
BridgeBio France SAS	France	100.0%
BridgeBio Germany, GmbH	Germany	100.0%
BridgeBio International GmbH	Switzerland	100.0%
BridgeBio UK Limited	United Kingdom	100.0%